Exhibit 99.1

Athenex Announces Closing of the Sale of its China API Business

Buffalo, N.Y., November 21, 2022 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the closing of the sale of its equity interests in its China subsidiaries, which primarily represent the Company’s ownership of its active pharmaceutical ingredient (API) manufacturing business in China, to Chongqing Comfort Pharmaceutical Inc. (Chongqing Comfort). Chongqing Comfort was assigned the rights and obligations under the Equity Purchase Agreement (Agreement) entered into in July 2022 by TiHe Capital (Beijing) Co. Ltd, pursuant to the terms of the Agreement.

Gross proceeds from the sale amount to approximately $18 million. At the Closing, Athenex received from Chongqing Comfort approximately $11 million in cash, net of PRC withholding tax and stamp duty, and will receive the remainder of the sale proceeds in two tranches within three and six months of Closing, respectively, pursuant to the terms of the Agreement. The Closing was effective on November 16, 2022.

“We are pleased to have completed the sale of our China API operations, demonstrating our continued progress on the execution of our strategy to monetize non-core assets,” said Dr. Johnson Lau, Chief Executive Officer of Athenex. “This incremental step will allow us to remain focused on advancing our NKT cell therapy platform and creating value for our shareholders.”

Athenex also entered into a long-term supply agreement with entities controlled by Chongqing Comfort for the supply of APIs needed for Athenex’s small molecule drug products.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next generation cell therapy drugs for the treatment of cancer. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company’s current clinical pipeline is derived mainly from the following core technologies: (1) Cell therapy, based on NKT cells and (2) Orascovery, based on a P-glycoprotein inhibitor. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active, accessible, and tolerable treatments. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “mission,” “will,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the ability of Chongqing Comfort to pay the remainder of the Closing consideration; the ability of Chongqing Comfort to supply API to meet all of the needs of Athenex, and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Athenex Contacts

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com